Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Elutia Inc.

(Exact Name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.001 par value	Other	2,927,904	$3.45	$10,101,268.80	0.00014760	$1,490.95
Total Offering Amounts					$10,101,268.80		$1,490.95
Total Fee Offsets							N/A
Net Fee Due							$1,490.95

(1)	Consists of (a) 2,000,000 shares of the registrant’s Class A common stock under the Aziyo Biologics, Inc. Amended and Restated 2020 Incentive Award Plan (the “Plan”) that became reserved and available for issuance following approval by the stockholders of the registrant of the amendment and restatement of the Plan on June 8, 2023, and (b) 927,904 shares of the registrant’s Class A common stock under the Plan that became reserved and available for issuance on January 1, 2024, pursuant to the Plan’s “evergreen” provisions. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered, issued or become issuable under the Plan in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(2)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $3.45 the average of the high and low reported sales prices of the registrant’s Class A common stock on the Nasdaq Capital Market on January 18, 2024.